UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
   Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

            Date of Report (Date of earliest reported): May 18, 2007

                                DIET COFFEE, INC.
               (Exact name of registrant as specified in charter)

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            Delaware                     333-137210               05-0630427
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(State or Other Jurisdiction of   (Commission File Number)      (IRS Employer
Incorporation or Organization)                               Identification No.)
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                         16 East 40th Street -12th Floor
                            New York, New York 10016
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (212) 867-1370

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

      On May 18, 2007, Diet Coffee, Inc. (the "Company") entered into a License and Supply Agreement with Jason Ryu, pursuant to which the Company licensed the right to market and sell a fluorescent light bulb that contains an air purifying microchip ion emitter from Mr. Ryu. In exchange for this license the Company agrees to pay Mr. Ryu a royalty of $0.20 per unit for the first 1.5 million units sold by the Company and the lesser of $0.15 per unit or 5% of manufacturing costs for all additional units. The initial term of this agreement shall be two years and shall automatically be renewed for subsequent two year periods if at lease 5 million units are sold by the Company during each period.

Item 7.01 Regulation FD Disclosure.

      On August 15, 2007, the Company announced the acquisition of the rights to market and distribute a patented fluorescent light bulb that contains an air purifying microchip ion emitter. A copy of the press release that discusses this matter is attached hereto as Exhibit 99.1 and is incorporated by reference in this Item 7.01. In accordance with Regulation FD, this current report is being filed to publicly disclose all information that was provided in the press release. This report under Item 7.01 is not deemed an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

Item 9.01 Exhibits

Exhibit Number          Description

10.1 License and Supply Agreement, dated May 18, 2007, by and between Diet Coffee, Inc. and Jason Ryu.

99.1              Press release of Diet Coffee, Inc. dated August 15, 2007

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        DIET COFFEE, INC.

Date: August 21, 2007                   By: /s/ David Stocknoff
                                            -------------------------------
                                        Name: David Stocknoff
                                        Title: President